QUESTAR CORPORATION
                  SPECIAL SITUATION RETIREMENT PLAN
                     (As effective May 19, 1998)

 1.  PURPOSE

     The Special Situation Retirement Plan is intended to enable Questar Corporation and its participating affiliates to attract and retain key management personnel by providing them with supplemental retirement benefits to compensate them if they defer compensation pursuant to the provisions of the Questar Corporation Deferred Compensation Plan. It is also intended to pay monthly supplemental retirement benefits to certain officers based on years of service that cannot be taken into account under the Questar Corporation Retirement Plan.

 2.  DEFINITIONS

     The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

     "Board" means the Board of Directors of Questar Corporation or a successor company.

     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Committee" means the Management Performance Committee of the Company's Board.

     "Company" means Questar Corporation or any other organization controlling Questar Corporation or any successor organization.

     "Compensation" means a Participant's salary or wages, including payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional Compensation such as the Company's cost for any public or private employee benefit plan or any income recognized by the Participant as a result of exercising stock options. A Participant's Compensation for any Plan Year shall include any 401(k) contributions made by the Participant under Questar Corporation's Employee Investment Plan or other tax-qualified plan and any Compensation deferred under the Questar Corporation Deferred Compensation Plan, the Questar Corporation Deferred Share Plan, and the Questar Corporation Deferred Share Make-Up Plan. A Participant's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan.

     "EIRP" means the Company's Executive Incentive Retirement Plan, as amended or restated from time to time.

     "Participant" means any officer of the Company and/or its affiliates who has a vested right to receive benefits under the Company's Retirement Plan and who has deferred compensation pursuant to the Company's Deferred Compensation Plan and Deferred Share Plan during the period covered by his/her Final Average Earnings.

     "Participating Corporation" means any company that is affiliated with the Company and whose employees are covered by the Company's
Retirement Plan or that is affiliated with the Company and receives an allocation of any employee benefit costs.

     "Plan" means the plan set forth in and created by this document.

     "Retired Participant" refers to a Participant who has satisfied the eligibility requirements set forth in Section 4 of this Plan and who is eligible to receive or who is receiving Supplemental Retirement Benefits pursuant to the terms of this Plan.

     "Retirement Plan" means the Company's Retirement Plan, as amended or restated from time to time, or any successor plan. If not otherwise defined, capitalized words or terms used in the Plan shall have the same definitions used in the Retirement Plan.

     "Special Situation Officer" means any officer or former officer of the Company and/or its affiliates who was expressly promised upon his reemployment prior to January 1, 1976, that his years of service prior to a break in service would be restored to him for purposes of calculating his retirement benefits.

     "Special Supplemental Retirement Benefits" means benefits payable to Special Situation Officers under the terms of the Plan calculated as set forth in Section 6 or Section 7.

     "SERP" means the Supplemental Executive Retirement Plan, which is another nonqualified retirement benefit plan adopted by the Company.

     "Supplemental Retirement Benefits" means retirement benefits payable to Retired Participants under the terms of the Plan calculated as set forth in Section 5 or Section 7.

 3.  EFFECTIVE DATE

     The Plan is effective May 19, 1998. Some provisions in this Plan were formerly included in the Company's SERP.

 4.  PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

     Participation in the Plan shall be limited to highly compensated employees of the Company and Participating Corporations who are eligible to defer compensation pursuant to the Company's Deferred Compensation Plan. To become eligible for Supplemental Retirement Benefits and Special Supplemental Retirement Benefits under the Plan, a Participant must have a vested right to receive benefits under the Retirement Plan. A Retired Participant cannot receive benefits under the Plan during any period that his monthly benefits from the Retirement Plan are suspended.

 5.  SUPPLEMENTAL RETIREMENT BENEFITS

     A Participant who satisfies the eligibility requirements described above shall be eligible to receive Supplemental Retirement Benefits under the Plan. The first payment of Supplemental Retirement Benefits will be due on the first day of the month following retirement, and payments will continue on the first day of each month thereafter so long as the Retired Participant is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The Retired Participant's surviving spouse must have been married to the Participant at date of such Participant's retirement.)

     The monthly Supplemental Retirement Benefit shall equal the monthly benefit that would have been payable to or on behalf of a Retired Participant under the Retirement Plan if the limitation on annual benefits imposed by Section 415 of the Code and if the limitation on annual compensation as defined in Section 401(a)(17) of the Code were not applicable, and if the Retired Participant had not voluntarily chosen to defer any compensation under the terms of the Questar Corporation Deferred Compensation Plan and the Questar Corporation Deferred Share Plan, less the monthly benefits payable from the Retirement Plan, the EIRP (if any), and the SERP (if any). The monthly Supplemental Retirement Benefit of a Special Situation Officer shall be calculated using the years of service credited to him for purposes of calculating the Special Supplemental Retirement Benefits as provided in Section 6.

     Except as provided in Section 7, the monthly Supplemental Retirement Benefit payable to or on behalf of the Retired Participant as determined herein shall be paid in the same form as such Retired Participant's benefits are payable under the Retirement Plan. Any monthly Supplemental Retirement Benefits payable to the Retired Participant's surviving spouse shall be reduced by the monthly benefits payable to such surviving spouse under the Retirement Plan, the EIRP (if any), and the Supplemental Executive Retirement Plan.

 6.  SPECIAL SUPPLEMENTAL RETIREMENT BENEFITS.

     A Special Situation Officer shall be eligible to receive Special Supplemental Retirement Benefits under the Plan.

     The Special Supplemental Retirement Benefit is designed to provide a Special Situation Officer with a supplemental retirement benefit that is equal to the difference between the monthly Retirement Plan benefit that he would have received if his years of service prior to his break in service could be credited to him for purposes of calculating his benefit under the Retirement Plan and the monthly Retirement Plan benefit that he is entitled to receive because he cannot be given credit for such years of service under the Retirement Plan.

     The first payment of Special Supplemental Retirement Benefits will be due on the first day of the month following retirement and payments will continue on the first day of each month thereafter so long as the Special Situation Officer is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The surviving spouse must have been married to the Special Situation Officer at date of such Officer's retirement.)

     The monthly benefit payable under this Section is not offset by any monthly benefit payable under the EIRP or SERP. Except as provided in Section 7, the monthly benefit payable to the Special Situation Officer upon his retirement shall be paid in the same form as his benefits under the Retirement Plan.

7.   LUMP SUM ELECTION.

     A Participant has a one-time election to receive the present value of his Supplemental Retirement Benefit and Special Supplemental Retirement Benefit (if applicable) in a lump sum. The Participant shall make this election at least one year prior to retirement. The present value shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for 30-year Treasury bond (prior to the Participant's retirement). When making this election, the Participant shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Participant's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 30-year Treasury bond shall be the bond that has one closest to maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Participant's retirement date or as soon thereafter as is administratively practicable. The Participant's spouse must consent to the Participant's election to receive a lump-sum payment. Such consent must be in writing and must acknowledge the effect of such election.

     If the Participant fails to make an election at least one year prior to retirement, the Participant shall receive monthly benefits.

 8.  FUNDING

     The Supplemental Retirement Benefits and Special Supplemental Retirement Benefits payable under the Plan shall be paid by the Company and Participating Corporations out of general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Supplemental Retirement Benefits and Special Supplemental Retirement Benefits.

 9.  ALLOCATION OF COSTS

     The cost of Supplemental Retirement Benefits and Special
Supplemental Retirement Benefits paid to or on behalf of Retired
Participants shall be allocated to and be the responsibility of the Company and Participating Corporations.

10.  ADMINISTRATION

     The Committee shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Committee shall have the sole responsibility to interpret the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Committee shall be final and binding.

11.  AMENDMENT OR TERMINATION

     The Board may at any time amend, modify, or terminate this Plan; provided, however, that any Retired Participants or their surviving spouses receiving Supplemental Retirement Benefits and Special Supplemental Retirement Benefits under the Plan at the date of amendment or termination shall continue receiving such benefits as if such amendment or termination had not occurred and provided that any amendment, modification, or termination of the Plan shall not adversely affect the right of any Participant to receive benefits earned prior to such action.

12.  SUCCESSOR TO THE COMPANY

     The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Supplemental Retirement Benefits and Special Supplemental Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

13.  CHANGE IN CONTROL AND LEGAL FEES

     The Company shall pay all legal fees and expenses that a Retired Participant or a Participant may reasonably incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company.

     In the event that a Change in Control of the Company occurs and a Participant's employment with the Company terminates, the Participant shall receive a lump-sum payment of his Supplemental Retirement Benefits and Special Situation Retirement Benefits within 30 days of the Participant's termination. Such benefits shall be calculated as set forth in Section 7.

     A Change in Control of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and ChaseMellon Shareholder Services L.L.C.) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.